EXHIBIT 10.45

Resolute FP Canada Inc. and Resolute Forest Products Inc.
(the “Companies”)

Security Protocol

with respect to

The Resolute Forest Products 2010 Canadian DB Supplemental Executive Retirement Plan

and
The Resolute Canada SERP
(the “Plans”)

Introduction
Effective December 9, 2010, the active executives listed in Appendix “A” (the “Listed Members”) have accrued pension benefits under the Plans. As resolved by the Board of Directors of AbitibiBowater Inc. at its meeting held on February 25, 2011, the Listed Members who meet the participation criteria set out below (the “Eligible Members”) are eligible for the benefits provided under this Security Protocol.

As further resolved by the Board of Directors at the above-referenced meeting, the pension benefits under the Plans accrued by Eligible Members who meet the vesting criteria set out below, their beneficiaries and certain beneficiaries in respect of Eligible Members who die before attaining age 55 (together, the “Vested and Secured Beneficiaries”) are to be secured in accordance with this Security Protocol.

This Security Protocol evidences the binding commitment of the Companies to provide security, in accordance with the terms and conditions set forth below, to the Vested and Secured Beneficiaries. This Security Protocol cancels, supersedes and replaces any arrangement entered into, before the date of execution of this Security Protocol, with a Listed Member with respect to the provision of security for the payment of any pension benefit for employment with a Company or any predecessor corporation of the Company, other than a pension benefit payable under a pension plan registered under the Income Tax Act (Canada).

As resolved by the Board of Directors of AbitibiBowater Inc. at its meeting held on February 22, 2012 the Security Protocol is amended to modify the definition of the Funding Ratio. Effective April 1, 2012, the Funding Ratio is fixed at one (1).

Effective May 23, 2012, AbitibiBowater Inc. changed its name to Resolute Forest Products Inc. and AbiBow Canada Inc. changed its name to Resolute FP Canada Inc. In order to reflect these name changes, the Security Protocol is amended and restated as of April 11, 2014.

Effective Date
The effective date of this Security Protocol is April 1, 2011.The Security Protocol is hereby amended and restated effective April 1, 2012.

The Security Protocol is hereby amended and restated effective April 11, 2014.

Security Arrangement
The Companies will enter into a Retirement Compensation Arrangement Trust Agreement (the “RCA Trust Agreement’) with a trustee, for the purpose of securing Plan benefits for Vested and Secured Beneficiaries. The RCA Trust Agreement shall be in substantially the same form as the agreement attached hereto as Appendix “B”, as amended from time to time in accordance with this Security Protocol. The Plans, this Security Protocol and the RCA Trust Agreement will together constitute a retirement compensation arrangement (“RCA”), within the meaning of the Income Tax Act (Canada).

The trust created under the RCA Trust Agreement (the “RCA Trust”) will hold an irrevocable, renewable annual Letter of Credit, the right to claim a refund of refundable tax paid in connection with the RCA Trust, assets derived therefrom and any other assets contributed to the RCA Trust.

Participation Criteria
A Listed Member who voluntarily terminates employment before attaining age 55 will not participate under the RCA Trust and will not be entitled to any benefits thereunder. Such a Listed Member will be entitled to payment of his benefits in accordance with the relevant Plan provisions.

A Listed Member who is terminated for cause before age 55 will not participate under the RCA Trust and will not be entitled to any benefits thereunder. Such a Listed Member will not be entitled to any benefit under any Plan.

If a Listed Member is either a citizen of the United States or classified as a resident alien for purposes of the United States federal income tax (in either case, a “US taxpayer”), on the date the Listed Member attains age 55, then neither the Listed Member nor the Listed Member’s surviving spouse or beneficiary is entitled to any benefits under the RCA Trust, except as provided below.

If a Listed Member who was a US taxpayer when the Listed Member reached age 55 later ceases to be a US taxpayer, the Listed Member and the Listed Member’s surviving spouse or beneficiary may be covered under the RCA Trust, pursuant to terms to be agreed upon with the Companies in writing, but the amount of the Listed Member's benefit under the RCA Trust shall not include any benefit earned under the Plans while the Listed Member was a US taxpayer, or while the Listed Member was working in the United States other than as a US taxpayer if the Listed Member’s compensation at such time was subject to the United States federal income tax.

If a Listed Member who is not a US taxpayer when the Listed Member reaches age 55 subsequently becomes a US taxpayer, the Listed Member’s benefit (and that of the Listed Member’s surviving spouse or beneficiary) shall not exceed the Listed Member's share of the assets of the RCA Trust on the day immediately before the day the Listed Member becomes a US taxpayer, without regard to any increase in the assets of the RCA Trust, the amount of the Letter of Credit or the Listed Member’s benefit under the Plans, after such day.
The preceding provisions are intended to preclude a US taxpayer from being subject to United States federal income tax upon the transfer of assets to the RCA Trust pursuant to either Section 83(a) or Section 409A(b)(1) of the Internal Revenue Code or any successor provision, and shall be construed in a manner consistent with such intent. The preceding provisions shall also apply to a Vested Survivor who either is a US taxpayer on the date on which the Listed Member would have reached age 55, or who becomes a US taxpayer after such date.

Vesting Criteria
A Listed Member, other than one excluded from participation under the RCA Trust in the Section “Participation Criteria” (above), is an Eligible Member. An Eligible Member who attains age 55 is vested in his or her benefits under the RCA Trust (“Vested Member”).

If an Eligible Member dies prior to age 55, his surviving spouse or beneficiary who is entitled to benefits under the Plans shall be vested in his or her benefits under the RCA Trust on the date the Eligible Member would have attained age 55 (“Vested Survivor”).

Where a Vested Member dies, his or her surviving spouse or beneficiary who is entitled to benefits under the Plans shall be vested under the RCA Trust.

Annual Valuation Reports
For each 12-month period commencing April 1 and ending March 31 (“Valuation Year”), an actuarial valuation report will be prepared in connection with the RCA Trust, with an effective date of April 1. The report will be prepared in accordance with the actuarial methods and assumptions described in Appendix “C”. The first valuation report will be for the period from April 1, 2011 to March 31, 2012.

Benefits to be Valued
Face Amount until October 1 of Valuation Year
The actuarial report will value the benefits under the Plans for Eligible Members who have attained age 55 as of the first day of the period covered by the report, as well as for beneficiaries of Vested Members who died before the first day of the period. It will value the benefits of these Eligible Members and beneficiaries under the Plans accrued to the first day of the period and also their benefits expected to be accrued to the last day of the period. The greater of those two amounts will be taken into account in the calculation of the face amount of the Letter of Credit.

The actuarial report will also value the benefits under the Plans for Eligible Members, who will attain age 55 after April 1 of the period and on or before September 30 of that period. It will value the benefits under the Plans of those Eligible Members accrued to the first day of the period and also the benefits expected to be accrued to the last day of the period. The greater of those two amounts will be taken into account in the calculation of the face amount of the Letter of Credit.

The actuarial report will also value the benefits of those individuals who are Vested Survivors as of April 1 and those who will become Vested Survivors on or before September 30 of the period of the actuarial report.

Possible increase on October 1
The amount of the Letter of Credit will be increased as of October 1 of the period covered by the actuarial report to reflect the benefits of any Eligible Members who will attain age 55 after September 30 of the period and on or before March 31 of that period. The actuarial report will value the benefits under the Plans for any such Eligible Members accrued to October 1 of the period, as well as the benefits expected to be accrued to the last day of the period. The amount of the increase in the Letter of Credit would reflect the greater of those two amounts for each such Eligible Member. The amount of the Letter of Credit will also be increased to reflect the value of the benefits under the Plans for any individuals who will become Vested Survivors after September 30 of the period and on or before March 31 of that period.

Vested and Secured Beneficiary
Even though an Eligible Member may be covered under an actuarial report and even though the face amount of the Letter of Credit may include the liabilities of the Plan benefits for such a Member, no Eligible Member is entitled to any benefits under the RCA Trust, as on any particular time, unless the Eligible Member is a Vested Member at that particular time. Even though an individual expected to become a Vested Survivor may be covered under an actuarial report and even though the face amount of the Letter of Credit may include the liabilities of the Plan benefits for such an individual, no such individual is entitled to any benefits under the RCA Trust, at any given time, unless the individual is a Vested Survivor at that time.

A “Vested and Secured Beneficiary”, as of any time, is an individual who is:

(a)	a Vested Member at that time;

(b)	a person claiming in respect of a Vested Member at that time;

(c)	a Vested Survivor at that time.

Amount of Letter of Credit
The face amount of the Letter of Credit for the period from April 1 to September 30 of each year after 2011 (for the first year of the RCA Trust, for the period from the issuance of the first Letter of Credit to March 31, 2012) will be the Corporate Liability, namely the product of the Funding Ratio and the Full Corporate Liability as of April 1 of the year.

The Funding Ratio is the amount, determined by Resolute FP Canada Inc. but always no greater than one, that represents the weighted average solvency ratio for all defined benefit pension plans registered under the Income Tax Act (Canada) sponsored by the Companies for its non-union Canadian employees, based on the data contained in the latest actuarial reports filed with the pension regulators, projected as required to a date that is no later than December 31 of the year immediately before the relevant Valuation Year. For purposes of determining the face amount of the Letter of Credit, the Funding Ratio can never decrease, from one year to the next.

Notwithstanding the above definition of Funding Ratio, effective April 1, 2012, the Funding Ratio is fixed at one (1). For purposes of determining the face amount of the Letter of Credit, the Funding Ratio can never decrease, from one year to the next.

The Full Corporate Liability is determined in accordance with Appendix “D”.

The face amount of the Letter of Credit will be increased on October 1 of each year where Eligible Members attain age 55 on or after that October 1 but before April 1 of the following year (“qualifying Eligible Members”), and where individuals become Vested Survivors on or after that October 1 but before April 1 of the following year (“qualifying individuals”). In that event, the Face Amount of the Letter of Credit will be increased by the product of the Funding Ratio and the amount determined by:

1.
calculating the greater of the actuarial present value of the benefits of a qualifying Eligible Member or a qualifying individual as of October 1 and the actuarial present value of the benefits of that qualifying Eligible Member or qualifying individual, as the case may be, as of March 31 of the following year; and

2.	aggregating all amounts determined under item 1.

Notwithstanding the above, the Face Amount of the Initial Letter of Credit will include the increase described above and calculated as at October 1, 2011.

Responsibilities of the Companies
The Companies will secure the issuance of the Initial Letter of Credit as soon as practicable after entering into the RCA Trust Agreement with a Trust Company. That Letter of Credit will expire on March 31, 2012. Before expiry of the Initial Letter of Credit, the Companies will renew the Initial Letter of Credit, or secure the issuance of a replacement Letter of Credit, for another period of one year. The face amount of the renewed or replacement Letter of Credit will be determined in the manner described above, with adjustment as needed on October 1, 2012.

The Companies are responsible for renewing or replacing Letters of Credit in this manner as long as benefits are payable under the Plans with respect to Eligible Members. Specifically, the Companies are responsible:

1.	to pay the required Letter of Credit certification fees to the RCA Trustee and otherwise to secure the issuance, renewal, replacement or increase, as required, of the Letter of Credit;

2.	to provide the annual actuarial report to the RCA Trustee at least 15 days before the expiry date of the Letter of Credit;

3.	to pay the required Refundable Tax on any payments to the RCA Trustee.

Events of Default
Where a Full Event of Default occurs, the Letter of Credit is called and the proceeds are paid to the RCA Trust unless the Full Event of Default is cured in accordance with the provisions of the Trust Agreement. The RCA Trustee then distributes the funds in the RCA Trust, in accordance with a Wind-up Report prepared as of the date of the Event of Default, to the Vested and Secured Beneficiaries.

Where a Partial Event of Default occurs, a partial call is made under the Letter of Credit and the proceeds of the partial call are paid to the RCA Trust to remedy the Partial Event of Default.

The definitions of a Full Event of Default and a Partial Event of Default are found in the Trust Agreement. As indicated, the Trust Agreement is in substantially the same form as the agreement attached hereto as Appendix “B”, as amended from time to time in accordance with the Security Protocol.

Any modification to the Funding Ratio is not permitted and any such purported modification will be considered an amendment that would reduce or impair the effectiveness of the security provided or to be provided under the Arrangement, contrary to section 17.1 of the Trust Agreement and, as such, a Full Event of Default.

Wind-up Report
In accordance with the RCA Trust Agreement, where a Full Event of Default occurs, and unless the Full Event of Default is cured as described above, the Letter of Credit is called and the proceeds are paid to the RCA Trust. The RCA Trustee then distributes the funds in the RCA Trust, in accordance with a Wind-up Report prepared as of the date of the Full Event of Default, to the Vested and Secured Beneficiaries.

The RCA Trust assets are distributed in the order described in the Trust Agreement.

The Wind-up Report will be prepared in accordance with the actuarial methods and assumptions described in Appendix “C”, but by replacing the Cut Off Date with the effective date of the Full Event of Default.

Amendment and Contingent Rights
The Companies do not have the right to amend the RCA so as to reduce or impair the rights of any person under the RCA or so as to reduce or impair the effectiveness of the security provided in accordance with the Security Protocol. To do so constitutes a Full Event of Default.

This protection extends to the contingent rights to the provision of security under this Security Protocol to Eligible Members, once they attain age 55, to those persons who become Vested Survivors, once the Eligible Members in respect of whom they claim would have attained age 55, and to any other person, once that person meets the criteria for the provision of security. The Companies could not, for example, amend the Security Protocol to exclude from the RCA Trust Agreement any Eligible Member who, as of the date of the amendment, had not yet attained age 55.

The RCA consists of the Plans, the Security Protocol and the RCA Trust Agreement. For greater certainty, the prohibition against amendments to the RCA extends to any of its constituent components.

IN WITNESS WHEREOF, the Companies hereto have executed this Agreement by their duly authorized officers.

RESOLUTE FOREST PRODUCTS INC.	RESOLUTE FP CANADA INC.
(Formerly known as AbitibiBowater Inc.)         (Formerly known as AbiBow Canada Inc.)

By:             By:
Name:    Richard Garneau    Name:     Richard Garneau
Title:    CEO    Title:    CEO
Date:                        Date:

By:             By:
Name:    Pierre Laberge    Name:     Pierre Laberge
Title:    SVP - HR    Title:    SVP - HR
Date:                            Date:

Appendix “A”

Listed Members

Barber, Roger Cayouette, Patrice Cole, Gordon
Corbin, Jean Dahl, Carl Dea, Allen
Demers, Gilbert
Drapeau, Luke Gartshore, Jim Gauvin, Linda
Gélinas, Christian Girard, Michel
Grandmont, Alain
Guillot, Jean-François Harrison, John Harvey, William
Houde, Louis Jones, Tommy Kerr, William Kursman, Seth
Laberge, Daniel Laflamme, Yves
Leclair, Michel Longval, Sylvain-Yves
Maher, Blake Maillé, Michel
Murray, Thomas D. Piché, André
Ranger, Luc Rougeau, Pierre Smart, Michael W. Vachon, Jacques

Appendix “B”

RETIREMENT COMPENSATION ARRANGEMENT
TRUST AGREEMENT

(WITH LETTER OF CREDIT)

BETWEEN

ABIBOW CANADA INC. AND ABITIBIBOWATER INC.

- and -

CIBC MELLON TRUST COMPANY

AbiBow Canada Inc. and AbitibiBowater Inc. RCA

Dated as of the __ day of ______, 2011,
Effective as of the ____ day of _______, 2011.

Appendix “B”

THIS RETIREMENT COMPENSATION ARRANGEMENT TRUST AGREEMENT dated as of the ___day of ________, 2011, effective as of the ____ day of _______, 2011.

BETWEEN:
AbiBow Canada Inc., a company incorporated under the laws of Canada and formerly known as Abitibi-Consolidated Company of Canada (“AbiBow”), and AbitibiBowater Inc., a company incorporated under the laws of the State of Delaware (“AbitibiBowater”),

- and -

CIBC Mellon Trust Company, a trust company existing under the laws of Canada (the “Trustee”)
WHEREAS:

a)
AbiBow and AbitibiBowater (the “Companies”) have established two supplemental executive retirement plans to provide defined benefits to certain of their employees, namely the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan and the AbiBow Canada SERP (collectively referred to as the “Plans”);

b)	the Companies have resolved to secure the benefits provided under the Plans in accordance with a Security Protocol established by the Companies for that purpose;

c)
the Companies intend that the Plans, Security Protocol and trust fund to be settled as provided herein together will constitute a retirement compensation arrangement as defined in subsection 248(1) of the Income Tax Act (Canada) called the AbiBow Canada Inc. and AbitibiBowater Inc. RCA (which arrangement, as amended from time to time, is hereinafter referred to as the “Arrangement”);

d)
the Companies wish to establish a trust fund for the purposes of the Arrangement and to appoint the Trustee as trustee and custodian of the Fund (as herein defined) and the Trustee has agreed to act in such capacities subject to the terms and conditions hereof;

e)	the Companies wish to secure payments required under the Plans by a Letter of Credit (as herein defined) in accordance with the Security Protocol and the terms of this Agreement; and

f)	the Companies and the Trustee have agreed to enter into this Agreement to: (i) provide for the appointment and duties of the Trustee as trustee and custodian; and (ii) establish the Fund.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto the parties each intending to be legally bound, agree as follows:

Appendix “B”

SECTION 1
INTERPRETATION

1.1	Definitions.
This Agreement is hereby made part of the Arrangement. The terms used herein shall have the following meanings:

a)
“Actuarial Report”, for a Valuation Year, means a written report prepared in accordance with the Security Protocol wherein the Actuary sets out the amount of the benefits under the Plans of each Beneficiary as of each Determination Date in the Valuation Year and calculates the Corporate Liability, as of each Determination Date.

b)
“Actuary” means a fellow of the Canadian Institute of Actuaries (who may be a member of a firm of consulting actuaries) which is from time to time appointed as actuary of the Arrangement by the Company or, on or after a Full Event of Default, by the Trustee.

c)
“Administrator” means the Company designated by the Companies jointly to be the administrator of the Arrangement. Such a designation shall only be changed by another designation jointly made by the Companies.

d)
“Affiliate” means with respect to a party that party’s affiliated companies within the meaning of the Business Corporations Act (Ontario) (“OBCA”), and with respect to the Trustee only, Affiliate shall be deemed, for the purposes of this Agreement only, to include Canadian Imperial Bank of Commerce, CIBC Mellon Global Securities Services Company and The Bank of New York Mellon and each of their affiliates within the meaning of the OBCA.

e)	“Agreement” means this agreement, including any and all amendments and schedules hereto and thereto.

f)
“Applicable Laws” means any domestic or foreign tax or other legislation and any regulations, policies or administrative practices of any domestic or foreign regulatory authority, as may from time to time apply to the Fund or any other part of the Arrangement.

g)	“Arrangement” means the Plans, the Security Protocol and the trust fund settled herein.

h)	“Authorized Instructions” means all directions and instructions from an Authorized Party provided in accordance with Section 5.2.

i)	“Authorized Party” means any person or entity properly identified to the Trustee in accordance with Section 5.1.

Appendix “B”

j)	“Bank” means a Schedule I bank under the Bank Act (Canada).

k)
“Beneficiary”, at any time, means a Secured Member at that time or a person entitled to benefits under the Plans in respect of a person who was a Secured Member before that time and includes a Secured Survivor as at that time.

l)
“Business Day” means each day other than a Saturday, Sunday, a statutory holiday in Ontario or any day on which the principal chartered banks located in Toronto are not open for business during normal banking hours.

m)	“Companies” means AbiBow Canada Inc. and AbitibiBowater Inc. and Company means either one of them.

n)
“Corporate Liability”, as of a Determination Date, means the Full Corporate Liability as of the Determination Date, as set out in the Actuarial Report for the Valuation Year that contains the Determination Date, multiplied by the Funding Ratio for the Actuarial Report.

o)
“Corporate Liability”, as of the particular date of a Full Event of Default, means the Full Corporate Liability, as of the particular date, as set out in the Wind-up Report prepared in connection with the Full Event of Default.

p)	“Determination Date” means April 1, 2011, October 1, 2011 and/or an anniversary of each such date.

q)	“Effective Date” means [________, 2011], being the date on which the Initial Letter of Credit is to be issued.

r)	“Eligible Member” means a member of a Plan who is eligible to participate in the Arrangement, as determined by the Company in accordance with the Security Protocol.

s)	“Expiry Date” shall have the meaning attributed to it in Section 3.8.

t)	“Event of Default” means an event or sequence of events described in Section 4.1.

u)	“Full Event of Default” means an Event of Default described in any of paragraphs c) through j) of Section 4.1.

Appendix “B”

v)
“Full Corporate Liability”, as of a Determination Date that is April 1, means the amount determined in the Actuarial Report for the Valuation Year commencing on that April 1, prepared in accordance with the Security Protocol, that is the total of

i)	the aggregate of all amounts each of which is the greater of:

A)	the actuarial present value of the benefits under the Arrangement that will have accrued to the Determination Date with respect to an individual who is a Beneficiary as at the Determination Date; and

B)	the actuarial present value of the benefits under the Arrangement that will have accrued with respect to the individual to March 31 of the Valuation Year; and

ii)	the amount estimated by the Actuary to be the amount of expenses payable in order to disburse the Fund on the occurrence of an Event of Default;

less the sum of:

iii)	the value of any Property held by the Fund (other than the Letter of Credit) at the date the applicable Actuarial Report is prepared, other than the right to claim a refund of Refundable Tax; and

iv)	the actual balance, if any, in the Refundable Tax account with the Canada Revenue Agency for the Arrangement at the date the applicable Actuarial Report is prepared.

w)
“Full Corporate Liability”, as of a Determination Date that is October 1 of the Valuation Year commencing on April 1 of that Valuation Year, means the amount determined in the Actuarial Report for the Valuation Year, prepared in accordance with the Security Protocol, that is the total of

i)	the Full Corporate Liability, as of April 1 of the Valuation Year, and

ii)	with respect to individuals who become Beneficiaries as of October 1 of the Valuation Year, the aggregate of all amounts each of which is the greater of:

A)	the actuarial present value of the benefits under the Arrangement that will have accrued to the Determination Date with respect to such an individual and

B)	the actuarial present value of the benefits under the Arrangement that will have accrued with respect to the individual to March 31 of the Valuation Year.

Appendix “B”

x)
“Full Corporate Liability”, as of the particular date of a Full Event of Default, means the amount determined in the Wind-up Report prepared in connection with the Full Event of Default and in accordance with the Security Protocol, that is the total of

i)
the aggregate of all amounts each of which is the actuarial present value of the benefits under the Arrangement that have accrued to the particular date to a Vested and Secured Beneficiary as of the particular date; and

ii)	the amount estimated by the Actuary to be the amount of expenses payable in order to disburse the Fund after the occurrence of the Full Event of Default;

less the sum of:

iii)	the value of any Property held by the Fund (other than the Letter of Credit) at the particular date, other than the right to claim a refund of Refundable Tax; and

iv)	the balance, if any, of the Refundable Tax account with the Canada Revenue Agency for the Arrangement at the particular date.

y)
“Fund” means the Property held pursuant to this Agreement as such shall exist from time to time together with any earnings, profits, increments and accruals arising therefrom, including all amounts delivered to and accepted by the Trustee from any prior trustee or other funding agent, less any payments and disbursements.

z)	“Funding Ratio”, in relation to an Actuarial Report for a Valuation Year, means the greater of:

i)
the amount determined by AbiBow Canada Inc. that represents the average solvency ratio, for all pension plans registered under the Income Tax Act (Canada) sponsored by the Companies for their non-union Canadian employees, based on data contained in the latest actuarial reports on file with the pension regulators, projected as required to a date no later than that December 31 of the year immediately preceding the Valuation Year; and

ii)	the Funding Ratio, if any, determined for the purposes of the Actuarial Report for a preceding Valuation Year.

aa)	“Increase Fee” has the meaning ascribed thereto in Section 3.4.

bb)	“Initial Fee” means the amount of [$ ________], the amount of the initial contribution less the Refundable Tax of [$ __________].

Appendix “B”

cc)	“Initial Letter of Credit” has the meaning ascribed thereto in Section 3.2.

dd)
“Investment Manager” means an investment manager with respect to the Fund which has been appointed by the Administrator as provided in Section 7.2. For greater certainty, an Affiliate of the Trustee may be an Investment Manager.

ee)	“Letter of Credit” means:

i)	the Initial Letter of Credit;

ii)	any Replacement Letter of Credit; or

iii)	any renewal or amendment of the Initial Letter of Credit or the Replacement Letter of Credit in force from time to time during the term of this Agreement,

that satisfies the requirements of Section 3.8.

ff)	“Partial Event of Default” means an Event of Default described in paragraph a) or b) of Section 4.1.

gg)	“Plans” means the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan and the AbiBow Canada SERP.

hh)	“Property” means all tangible and intangible assets and property of the Fund of any nature or type and includes cash, Securities and Real Estate.

ii)
“Real Estate” means direct or indirect investments or interests in real property, leaseholds, mineral interests or participation in real estate investment trusts or corporations, provided that investments in shares or ownership interests that, at the time of acquisition by the Fund, are traded on a public securities exchange shall be deemed not to constitute “Real Estate”.

jj)	“Refundable Tax” means the tax required to be withheld on contributions under a retirement compensation arrangement pursuant to paragraph 153(1)(p) of the Tax Act and the regulations thereunder.

kk)	“Renewal Fee” has the meaning ascribed thereto in Section 3.4.

ll)	“Replacement Fee” has the meaning ascribed thereto under Section 3.6.

mm)	“Replacement Letter of Credit” has the meaning ascribed thereto in Section 3.6.

Appendix “B”

nn)	“Secured Member” means

i)	as of April 1 of any year after 2010, a Vested Member as of April 1 of that year, and includes an Eligible Member who will become a Vested Member on or before September 30 of that year; and

ii)
as of October 1 of any year after 2010, a Vested Member as of October 1 of that year, and includes an Eligible Member who will become a Vested Member on or before March 31 of the immediately following year.

oo)	“Secured Survivor” means

i)	as of April 1 of any year after 2010, a Vested Survivor as of April 1 of that year, and includes a person who will become a Vested Survivor on or before September 30 of that year; and

ii)	as of October 1 of any year after 2010, a Vested Survivor as of October 1 of that year, and includes a person who will become a Vested Survivor on or before March 31 of the immediately following year.

pp)	“Security” has the meaning ascribed to that term in the Securities Act (Ontario).

qq)	“Security Protocol” means the policies adopted by the Companies in order to secure the benefits payable in accordance with the Plans.

rr)
“Tax Act” means the Income Tax Act (Canada) and all regulations and policies thereto, as amended and/or restated from time to time. Any reference in this Agreement to a provision of the Tax Act includes any successor provision thereto.

ss)
“Tax Obligations” means the responsibility for payment of taxes (including related interest and penalties), withholding of taxes, certification, reporting and filing requirements, claims for exemptions or refunds and other related expenses of the Fund.

tt)	“Valuation Year” means the 12 month period commencing on April 1 of a calendar year and ending on March 31 of the immediately following calendar year.

uu)	“Vested Member”, at any time, means an Eligible a Secured Member who has attained age 55 at that time.

vv)
“Vested Survivor”, at any time, means an individual entitled to benefits under a Plan in respect of an Eligible Member who died before attaining age 55, where the Eligible Member would have attained age 55 at that time.

Appendix “B”

ww)	“Vested and Secured Beneficiary”, at any time, means

i)	a Vested Member at that time;

ii)	a person entitled to benefits under the Plans in respect of a person who was a Vested Member before that time; and

iii)	a Vested Survivor at that time.

xx)
“Wind-up Report” means the written report prepared in accordance with the Security Protocol wherein the Actuary sets out the amount of the benefits under the Plans with respect to each Vested and Secured Beneficiary as of the date of a Full Event of Default, and calculates the Full Corporate Liability, as of that date.

1.2	Interpretation.
Words importing the singular number shall include the plural and vice‑versa. All references to sections and schedules are to sections and schedules to, and forming part of, this Agreement.

1.3	Liability of Companies
Each Company agrees to be jointly and severally liable for the duties and obligations of the Companies and the actions of the Administrator under this Agreement.

Appendix “B”

SECTION 2
ESTABLISHMENT AND ACCEPTANCE OF TRUST FUND; APPOINTMENT OF TRUSTEE AND CUSTODIAN

2.1	Appointment of Trustee and Custodian and Acceptance of Trust Fund.
The Companies hereby establish the Fund with the Trustee and appoints the Trustee as trustee of the Fund consisting solely of such Property acceptable to the Trustee as shall from time to time be paid or delivered to the Trustee. Such appointment shall be effective immediately following the removal or resignation of the Prior Trustee. The Trustee hereby accepts the trusts herein set out and agrees to hold, invest, distribute and administer the Fund upon the terms and conditions of this Agreement. The Trustee hereby acknowledges that it is the custodian of the Arrangement as that term is defined in the definition of retirement compensation arrangement in subsection 248(1) of the Tax Act. The Trustee shall have no liability or responsibility for any Property until it in fact is received by it or any subcustodian.

Except as otherwise directed by the Administrator, the Trustee shall establish a custody account in the name of the Trustee for the account of the Fund in which the Trustee shall deposit or cause to be deposited the assets of the Fund as the Trustee may from time to time determine.

2.2	Tax on Contributions.
The Companies shall withhold from their contributions to the Fund all taxes required by any law or by the administration thereof to be withheld including, without limitation, any applicable Refundable Tax, and shall remit such taxes to the appropriate taxing authority as so required. The contributing Company shall provide to the Trustee evidence of such withholding and remittance if such evidence is requested by the Trustee.

Where any Authorized Party, a Beneficiary or the taxation authorities have provided written notice to the Trustee of the failure by a Company to withhold and remit as required the Refundable Tax on any contribution, the Trustee shall so advise the Companies as soon as practicable after receipt by the Trustee of the notice.

SECTION 3
ACTUARIAL REPORT AND LETTER OF CREDIT

3.1	Actuarial Reports.
Prior to the Effective Date, the Administrator shall provide the Trustee with an Actuarial Report for the Valuation Year ending March 31, 2012. Not less than fifteen (15) Business Days prior to the Expiry Date, the Administrator shall provide the Trustee with an Actuarial Report for the Valuation Year commencing on the April 1 immediately following the Expiry Date.

3.2	Payment of Initial Fee.
Prior to the Effective Date, the Companies shall pay the Initial Fee to the Trustee. The Trustee agrees to apply the Initial Fee to purchase from a Bank a letter of credit (the “Initial Letter of Credit”) as directed by the Administrator pursuant to an Authorized Instruction. The amount of the Initial Letter of Credit shall not be less than the Corporate Liability as of the Effective Date.

Appendix “B”

The Companies hereby certify that the Initial Fee received by the Trustee is not less than the amount required to purchase such Initial Letter of Credit.

3.3	Issuance of Initial Letter of Credit.
The Companies shall take all steps necessary to cause the Initial Letter of Credit to be issued on the Effective Date. The Trustee’s sole obligation shall be to pay to the applicable Bank the Initial Fee which is received by the Trustee.

3.4	Payment of Renewal Fee.
Not less than fifteen (15) Business Days prior to the Expiry Date, the Companies shall pay to the Trustee additional contributions, the after‑tax amount of which is not less than the amount of any applicable renewal fee (the “Renewal Fee”) for the Letter of Credit, and shall provide to the Trustee written evidence of the Bank’s willingness, upon receipt of the Renewal Fee, to renew the Letter of Credit as of such Expiry Date in an amount equal to the Corporate Liability as of such date and in accordance with the requirements of Section 3.8.

On or before September 15 of each particular year after 2010, the Companies shall pay to the Trustee additional contributions, the after‑tax amount of which is not less than the amount of any applicable fee required to increase the face amount of the Letter of Credit (the “Increase Fee”), and, provided the Increase Fee is greater than zero, shall provide to the Trustee written evidence of the Bank’s willingness, upon receipt of the Increase Fee, to increase the face amount of the Letter of Credit as of October 1 of the particular year to an amount equal to the Corporate Liability as of that October 1 and in accordance with the requirements of Section 3.8.

3.5	Renewal of Letter of Credit and Increase in Face Amount
The Companies shall take all steps to ensure that the Letter of Credit is renewed and that, if applicable, its face amount is increased on a timely basis. The Trustee’s sole obligation shall be to pay to the applicable Bank the Renewal Fee or Increase Fee, as the case may be, which is received by the Trustee.

3.6	Replacement Letter of Credit.
In lieu of renewing a Letter of Credit in accordance with Sections 3.4 and 3.5 and not less than fifteen (15) Business Days prior to the Expiry Date, the Companies may notify the Trustee of their intention to allow such Letter of Credit to expire and to cause a new letter of credit (the “Replacement Letter of Credit”) to be issued by a Bank as of such Expiry Date in an amount equal to the Corporate Liability as of such date. At the time of so notifying the Trustee, the Companies shall pay to the Trustee additional contributions, the after‑tax amount of which is not less than the amount of the fee for the Replacement Letter of Credit (the “Replacement Fee”). The Companies shall take all steps to ensure that the Replacement Letter of Credit is received by the Trustee not less than ten (10) Business Days prior to such Expiry Date. Such Letter of Credit shall have an effective date which is the date of such expiry. The Trustee’s sole obligation shall be to pay to the applicable Bank the Replacement Fee which is received by the Trustee.

Appendix “B”

In lieu of increasing the face amount of a Letter of Credit in accordance with Sections 3.4 and 3.5 and on or before September 15 of a year, the Companies may notify the Trustee of their intention to cancel such Letter of Credit and to cause a Replacement Letter of Credit to be issued by a Bank as of October 1 of the year in an amount equal to the Corporate Liability as of that October 1. At the time of so notifying the Trustee, the Companies shall pay to the Trustee additional contributions, the after‑tax amount of which is not less than the Replacement Fee. The Companies shall take all steps to ensure that the Replacement Letter of Credit is received by the Trustee on or before September 20 of the year. Such Letter of Credit shall have an effective date which is the date of cancellation of the Letter of Credit being cancelled. The Trustee’s sole obligation shall be to pay to the applicable Bank the Replacement Fee which is received by the Trustee.

3.7	Additional Contributions.
A Company may, in its sole discretion, at any time and from time to time, pay contributions to the Trustee which are in addition to the contributions referred to in Sections 3.2, 3.4 and 3.6. For greater certainty, such additional contributions, together with earnings, profits and increments thereto, shall be taken into account in determining the amount of the Corporate Liability.

3.8	Requirements for Letter of Credit.
The Companies shall ensure that each Letter of Credit shall:

a)	be issued by the Bank in favour of the Trustee;

b)	have a face amount not less than the Corporate Liability as disclosed in the relevant Actuarial Report;

c)
in the case of the Initial Letter of Credit, expire on March 31, 2012 and, in the case of any other Letter of Credit, expire on the first anniversary of the date of issuance or renewal thereof (as the case may be) (the “Expiry Date”);

d)	be unsecured;

e)	permit partial drawings thereunder;

f)	be an irrevocable “standby” letter of credit which obligates the Bank to pay any demand for payment made by the Trustee upon the occurrence of an Event of Default; and

g)	provide that the Bank notify the Trustee prior to the expiry of the Letter of Credit.

Appendix “B”

SECTION 4
EVENTS OF DEFAULT

4.1	Meaning of Event of Default.
An Event of Default is any event or sequence of events described in any of paragraphs a) through j) of this Section 4.1:

a)
a Vested and Secured Beneficiary has provided written notice to the Trustee and to the Companies of the failure by a Company to pay any amount owed to the Vested and Secured Beneficiary under the Arrangement together with a statement of the amount due and owing, and the Company has not provided to the Trustee within thirty (30) Business Days of receipt of such notice proof of payment of such amount to the Vested and Secured Beneficiary;

b)
any Authorized Party, a Beneficiary or the taxation authorities have provided written notice to the Trustee of the failure by a Company to withhold and remit as required the Refundable Tax on any contribution and, within ten (10) Business Days of receipt of a notice from the Trustee advising of such failure, the Company has not provided proof satisfactory to the Trustee that the Refundable Tax has been withheld and remitted;

c)	prior to the Expiry Date:

i)
subject to Section 4.7, the Companies have failed, on or before the fifteenth (15th) Business Day prior to such Expiry Date, to pay to the Trustee a Renewal Fee or to provide the Trustee with written evidence of the Bank’s willingness to renew the Letter of Credit as described in Section 3.4;

ii)
subject to Section 4.7, the Companies have failed, on or before the fifteenth (15th) Business Day prior to such Expiry Date, to pay to the Trustee a Replacement Fee, or a Replacement Letter of Credit is not received by the Trustee on or before the tenth (10th) Business Day prior to such expiry or the Replacement Letter of Credit does not satisfy the requirements of Section 3.8; and

iii)	based on the Actuarial Report in which the Actuary calculates the Corporate Liability as of such Expiry Date, the amount of the Corporate Liability is greater than nil as of that date;

Appendix “B”

d)	in any year after 2011,

i)
subject to Section 4.7, where the relevant Increase Fee is greater than zero, the Companies have failed, on or before September 15 of the year, to pay to the Trustee the Increase Fee or to provide the Trustee with the written evidence of the Bank’s willingness to increase the face amount of the Letter of Credit as described in Section 3.4;

ii)
subject to Section 4.7, the Companies have failed, on or before September 15 of the year, to pay to the Trustee a Replacement Fee, or a Replacement Letter of Credit is not received by the Trustee on or before September 20 of the year or the Replacement Letter of Credit does not satisfy the requirements of Section 3.8;

iii)	based on the Actuarial Report in which the Actuary calculates the Corporate Liability as of the Expiry Date, the amount of the Corporate Liability is greater than nil as of that date;

e)	subject to Section 4.7, the Administrator has failed to provide to the Trustee the applicable Actuarial Report not less than fifteen (15) Business Days prior to the Expiry Date;

f)	any Authorized Party or a Beneficiary has provided written notice to the Trustee that a proceeding has been instituted by or against a Company:

(i)	seeking to adjudicate it a bankrupt or insolvent, or

(ii)
seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or compromise of it or any of its property or debt under any bankruptcy law or any other applicable law relating to insolvency, or compromise of debts or making a proposal with respect to it under any law relating to bankruptcy, insolvency or compromise of debts or other similar laws (including, without limitation, any application under the Companies’ Creditors Arrangement Act (Canada) or any arrangement or compromise of debt under the laws of its jurisdiction of incorporation)

and, within (10) Business Days of the receipt of the notice by the Trustee, the Administrator has not provided proof satisfactory to the Trustee that no such proceeding has been instituted or that the proceeding has been withdrawn or otherwise terminated;

g)	the Administrator has provided notice to terminate the Fund under Section 17.3;

Appendix “B”

h)
a Beneficiary, Eligible Member or person claiming in respect of a deceased Eligible Member has provided written notice to the Trustee and the Companies that a Company has amended or terminated a Plan or the Security Protocol and such Company has not provided to the Trustee within fifteen (15) Business Days of receipt of such notice an officer’s certificate from the Companies that the amendment or termination, as the case may be, having regard to any alternative arrangement that may be put in place by the Companies, does not reduce or impair the rights of any Beneficiary, Eligible Member or person claiming in respect of an Eligible Member under the Arrangement, including any contingent right that has yet to vest in the Eligible Member or person on the date of amendment or termination, and does not reduce or impair the effectiveness of the security provided or to be provided under the Arrangement;

i)	an amendment is made to this Agreement that is not in accordance with Section 17.1; and

j)
where the Trustee provides written notice of resignation in accordance with Section 17.2, a successor trustee is not appointed by the Administrator within thirty (30) Business Days of receipt by the Administrator of the notice.

4.2	Occurrence of Partial Event of Default under Section 4.1 a).
In the event of the occurrence of an Event of Default described in paragraph a) of Section 4.1, the Trustee shall demand payment under the Letter of Credit of such amount that, after deduction of any applicable Refundable Tax, shall equal the amount specified in the statement provided by the Beneficiary to the Trustee. Subject to Section 6.2, the Trustee shall pay to the Vested and Secured Beneficiary the amount received from the Bank (but not to exceed the amount claimed owing by the Beneficiary).

4.3	Occurrence of Partial Event of Default under Section 4.1 b).
In the event of the occurrence of an Event of Default described in paragraph b) of Section 4.1, the Trustee shall demand payment under the Letter of Credit of such amount that, after deduction of any applicable Refundable Tax, shall approximate the amount that the Trustee may be required to pay on the account of tax, interest and penalties as a result of the failure to withhold and remit described in that paragraph. The Trustee shall pay all or any portion of the amount received from the Bank to the taxation authorities and shall pay the balance, if any, as instructed by the Administrator.

Appendix “B”

4.4	Occurrence of Full Event of Default under Section 4.1 c) through j).
Subject to the terms of Section 4.7, in the event of the occurrence of a Full Event of Default, the Trustee shall demand payment under the Letter of Credit of the balance of the face amount thereof. The Trustee shall advise the Actuary to prepare a Wind-up Report. The Trustee shall credit the amount received from the Bank to the Fund and shall disburse the Fund as follows:

a)	firstly, to pay any amount owing to the Trustee in respect of expenses, fees or compensation (including any taxes that are exigible in connection therewith);

b)	secondly, to pay any other proper charges or taxes applicable to, or levied against, the Fund including tax in respect of the payment under the Letter of Credit or the fees of the appointed Actuary;

c)
thirdly, to pay to each Vested and Secured Beneficiary an amount equal to the actuarial present value of all benefits to which the Vested and Secured Beneficiary is entitled under the Plans, such amount to be determined based on the Wind-up Report received by the Trustee, less the amounts, if any, paid to the Vested and Secured Beneficiary since the date of the Event of Default, provided that if the Fund is not sufficient to pay the amount to which each Vested and Secured Beneficiary is entitled in accordance with the Wind-up Report the remainder shall be paid to the Vested and Secured Beneficiaries pro rata according to such entitlement; and

d)	fourthly, to pay the balance, if any, to, or to the order of, the Company.

Notwithstanding the foregoing, the Trustee shall not be responsible for making any payments as described in c) above unless and until a Wind-up Report is received from the Actuary.

4.5	Reduction of Face Amount of Letter of Credit
Where a Letter of Credit is renewed or replaced in accordance with Section 3.4 or in accordance with Section 3.6, read without reference to the second paragraph thereof, and the face amount of the renewed Letter of Credit or the replacement Letter of Credit, as the case may be, is less than the face amount of the Letter of Credit in force immediately before the renewal or replacement, an Event of Default under Section 4 shall be considered not to occur, by reason of the reduction in the face amount, provided the reduced face amount meets the requirements of the relevant Actuarial Report.

Appendix “B”

4.6	List of Beneficiaries.
On or before the later of the Effective Date and each Determination Date, the Administrator shall provide to the Trustee a list of the Beneficiaries, Vested and Secured Beneficiaries and Eligible Members as of the later date. Such list shall contain each such persons’ full name, Social Insurance Number, current address and other information which the Trustee may reasonably require. The Administrator shall forthwith advise the Trustee in writing of any additions, deletions or changes to such list. The Trustee shall be entitled to rely on the information provided in such list for all purposes of this Agreement including, without limitation, the payment of any amounts by the Trustee to Vested and Secured Beneficiaries under Section 4.4, and the Trustee shall not be under any duty to make enquiries with respect to the accuracy of the information provided in such list.

The Administrator shall provide to the Trustee, as soon as practicable after a Full Event of Default, a list of the Vested and Secured Beneficiaries as of the date of the Event of Default. Such list shall contain each such person’s full name, Social Insurance Number, current address and other information which the Trustee may reasonably require. The Trustee shall be entitled to rely on the information provided in such list for all purposes of this Agreement including, without limitation, the payment of any amounts by the Trustee to Vested and Secured Beneficiaries under Section 4.4, and the Trustee shall not be under any duty to make enquiries with respect to the accuracy of the information provided in such list.

4.7	Curing Full Events of Default
Where there has been an Event of Default described in paragraph c) i) or ii), d) i) or ii), or e) of Section 4.1, the Trustee shall forthwith notify the Company in writing of such Event of Default and the Company shall have five (5) Business Days in order to cure such Event of Default, by providing the Trustee with additional payment, a Replacement Letter of Credit, written evidence or an Actuarial Report, as applicable. If the Company has, within such five (5) Business Days cured such Event of Default, the Full Event of Default shall be considered not to have occurred. If the Companies do not cure such Event of Default within five Business Days, on the sixth Business Day, the Trustee shall forthwith demand payment in accordance with Section 4.4.

Appendix “B”

SECTION 5
INSTRUCTIONS

5.1	Authorized Parties.
The Companies shall from time to time furnish the Trustee with a written list of the names, signatures and extent of authority of all persons authorized to direct the Trustee and otherwise act on behalf of the Companies under the terms of this Agreement. The Companies shall also advise the Trustee in writing of the identify of the Administrator jointly designated by the Companies and of any change to such Administrator. The Administrator shall cause each Investment Manager appointed in accordance with Section 7.2 to furnish the Trustee upon such appointment and from time to time with a written list of the names and signatures of the person or persons who are authorized to represent the Investment Manager. The Trustee shall be entitled to rely on, and shall be fully protected in giving effect to, instructions from persons or entities so identified until it has been notified in writing by the Companies, the Administrator or an Investment Manager, as appropriate, of a change of the identity or authority of such person or entities.

5.2	Authorized Instructions.
All directions and instructions to the Trustee given pursuant to this Agreement from an Authorized Party shall be forwarded in writing, by facsimile transmission or such other means of transmission as may be agreed upon by the Trustee and the Administrator. Notwithstanding the foregoing, no telephone instructions shall be accepted by the Trustee.

The Trustee shall use reasonable efforts to monitor its facsimile communication facilities but Authorized Instructions are deemed not to be received until the earlier of the time that they are (i) brought to the attention of the officers of the Trustee to which they are addressed; and (ii) 5:00 p.m. (E.S.T.) on the day of transmission if sent before 3:00 p.m. (E.S.T) on a Business Day or 9:00 a.m.(E.S.T.) on the next Business Day if sent after 3:00 p.m.(E.S.T.) or if not sent on a Business Day.

Unless otherwise expressly provided, each Authorized Instruction shall continue in full force and effect until superseded or cancelled by another Authorized Instruction.

5.3	Errors, Omissions in Authorized Instructions.
Any Authorized Instructions shall, as against the Authorized Party given the Authorized Instructions and in favour of the Trustee, be conclusively deemed to be Authorized Instructions for the purposes of this Agreement, notwithstanding any error in the transmission thereof or that such Authorized Instructions may not be genuine, if believed by the Trustee complying with the standard of care described in Section 16.1, to be genuine. Provided however that the Trustee may in its discretion decline to act upon any Authorized Instructions:

a)	that are insufficient or incomplete;

b)	that are not received by the Trustee in sufficient time to give effect to such Authorized Instructions; or

Appendix “B”

c)	where the Trustee has reasonable grounds for concluding that the same have not been accurately transmitted or are not genuine.

If the Trustee declines to give effect to any Authorized Instructions for any reason set out in the preceding sentence, it shall notify the Administrator or the Investment Manager forthwith after it so declines.

5.4	No Duty.
The Trustee shall be under no duty or obligation to question any Authorized Instruction, to review any Securities or other Property held in the Fund, to make any suggestions with respect to the investment and reinvestment of the assets in the Fund, or to evaluate or question the performance of any Authorized Party. The Trustee shall be fully protected in acting in accordance with Authorized Instructions or for failing to act in the absence of Authorized Instructions.

SECTION 6
PAYMENTS FROM THE TRUST FUND

6.1	Payments from the Fund.
Except as otherwise provided in this Agreement, the Trustee shall make payments from the Fund only pursuant to Authorized Instructions which may direct that such payments be made to any person, including the Companies, or to any paying agent. Upon any such payments being made by the Trustee, the amount thereof shall no longer constitute a part of the Fund. In each instance the Authorized Instructions shall be deemed to include a certification from the Companies to the Trustee that such payments are in accordance with the terms of the Arrangement and Applicable Laws. Where the Trustee demands payment under the Letter of Credit, the amount received by the Trustee from the Bank shall be paid out by the Trustee in accordance with Section 5. Upon any payments being made by the Trustee under this Section 6.1, the amount thereof shall no longer constitute a part of the Fund.

6.2	Payments of Taxes and Expenses.
The Fund shall be responsible for and the Trustee may pay out of the Fund (with or without any Authorized Instructions), all Tax Obligations and financial obligations for environmental or other liability and financial obligations for any liability imposed by a government or a governmental body which are levied or assessed and are legally enforceable against the Trustee in respect of the Fund, or any part thereof, or directly against the Fund or any part thereof, and may withhold from payments out of the Fund, all Tax Obligations required by law or by the administration thereof to be so withheld. The Trustee shall forward to the Administrator copies of written assessments, if any, related to liabilities imposed by a government or a governmental body.

Appendix “B”

SECTION 7
INVESTMENT

7.1	Investment of the Fund.
The Trustee shall have no responsibility for the investment or reinvestment of the Fund, or for failure to reinvest the Fund and shall have no responsibility for any investment decisions, which shall be the sole responsibility of the Administrator unless otherwise delegated by the Administrator to an Investment Manager in accordance with Section 7.2. The Fund shall be held, invested and reinvested by the Trustee in accordance with Authorized Instructions, whether or not any such investment is of a character authorized by laws concerning investments by trustees. The Trustee shall invest the principal and income of the Fund without distinction between principal and income in such investments as may be directed by Authorized Instructions. The Trustee shall not be responsible for the title, validity or genuineness of any Property or evidence of title thereto received or delivered by it or any defect in ownership or title.

7.2	Investment Managers.
The Administrator may from time to time appoint one or more Investment Managers to manage the investment of any portion of the Fund and, with respect to such portion, to direct the Trustee with respect to settling investment transactions on behalf of the Fund and exercising such other powers as may be granted to Investment Managers. The Administrator shall give prompt written notice of any such appointment, upon which the Trustee shall rely until it receives from the Administrator written notice of the termination of such appointment. In each case where such an appointment is made, the Administrator shall determine the assets of the Fund to be allocated to the applicable Investment Manager from time to time and shall issue Authorized Instructions to the Trustee with respect thereto.

7.3	Investment Monitoring.
It shall be solely the responsibility of the Administrator to determine that all transactions entered into by the Trustee pursuant to Authorized Instructions are authorized by and in compliance with Applicable Laws and that any transaction relating to, or investment of, the Fund's assets if made or retained does not attract any tax or penalty under Applicable Laws (including tax under section 207.1(5) of the Tax Act).

7.4	Fund to be Segregated.
In carrying out its duties and obligations hereunder, the Trustee shall ensure that the Fund shall always be kept separate and distinct from the general assets of the Trustee.

7.5	Cash Balances.
Other than as provided for in any Authorized Instruction, the Trustee may retain any cash balance in the Fund and may, but need not, invest same in Authorized Investments; or hold the same in its deposit department or in the deposit department of one of the Trustee’s Affiliates; but the Trustee and its Affiliates shall not be liable to account for any profit to the Companies other than at a rate established from time to time by the Trustee or its Affiliates. For the purposes of this Section 7.5, “Authorized Investments” means short term interest bearing or discount debt obligations issued or guaranteed by the Government of Canada or a Province or a Canadian chartered bank or trust company (which may include the Trustee or an Affiliate or related party or restricted party of the Trustee), provided that each such obligation is rated at least R1

Appendix “B”

(middle) by Dominion Bond Rating Service Limited or an equivalent rating by an equivalent rating service.

SECTION 8
CONCERNING THE TRUSTEE

8.1	General Powers and Duties.
In administering and investing the Fund, the Trustee shall be specifically authorized to:

a)	Appointment of Sub‑Custodians. Appoint or cause to be appointed domestic or foreign sub‑custodians (including Affiliates of the Trustee) as to part or all of the Fund.

b)
Holding Investments. Hold or cause to be held Property in nominee name, in bearer form, or in book entry form, in a clearinghouse corporation or in a depository (including an Affiliate of the Trustee), provided that the Trustee's records clearly indicate that the assets held are a part of the Fund and provided that the Trustee shall not be responsible for any losses resulting from the deposit or maintenance of Securities or other Property (in accordance with market practice, custom or regulation) with any recognized foreign or domestic clearing facility, book entry system, centralized custodial depository, or similar organization.

c)
Collection of Income and Proceeds. Collect income payable to and distributions due to the Fund and sign on behalf of the Fund any declarations, affidavits, certificates of ownership and other documents required to collect income and principal payments, including but not limited to, tax reclamations, rebates and other withheld amounts and collect proceeds from Securities or other Property, which may mature, provided that whenever a Security or other Property offers the Trustee the option of receiving dividends in shares or cash, the Trustee is authorized to select the cash option unless the Trustee receives Authorized Instructions to the contrary provided that the Trustee shall not be responsible for the failure to receive payment of (or late payment of) distributions with respect to Securities or other Property held in the Fund.

d)
Redemption of Securities. Present for redemption or exchange any Securities or other Property which may be called, redeemed, withdrawn or retired provided that timely receipt of written notice of the same is received by the Trustee from the issuer.

e)
Employment of Agents, Advisors and Counsel. Employ agents, advisors and legal counsel, who may be counsel for a Company, and, as a part of its reimbursable expenses under this Agreement, pay their reasonable fees and expenses.

Appendix “B”

f)
Executing Instruments. Make, execute and deliver any and all documents, agreements or other instruments in writing as are necessary or desirable for the accomplishment of any of the powers and duties in this Agreement.

g)
Determine Value. Determine the fair market value of the Fund on each Valuation Date, in accordance with methods consistently followed and uniformly applied provided that in determining fair market value of the Fund, the Trustee shall be entitled to rely on and shall be protected in relying on values provided by Authorized Parties and other pricing sources.

h)	Borrowing. Borrow (including borrowing from the Trustee), but only to the extent necessary to carry out Authorized Instructions.

i)
Delivery of Securities. Accept delivery of Securities and other Property free of payment. With respect to any Authorized Instruction to receive Securities or other Property for transactions not placed through the Trustee, the Trustee shall have no duty or responsibility to take any steps to obtain delivery of the Securities or other Property from brokers or others either against payment or free of payment except that the Trustee shall accept delivery of Securities or other Property in good, deliverable form in accordance with the Authorized Instructions when presented by a delivering party.

j)
Power to do any Necessary Act. Subject to compliance with the standard of care described in Section 16.1, generally take all action, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the fulfillment of its duties hereunder.

k)	Self Dealing. Deal with any person which is an Affiliate of the Trustee, in which event neither the Trustee nor the Affiliate shall be accountable for any profit earned in the course of such dealing.

The powers described in this Section 8.1 may be exercised by the Trustee with or without Authorized Instructions, but where the Trustee acts on Authorized Instructions, the Trustee shall be fully protected as described in Section 15.1. Without limiting the generality of the foregoing, the Trustee shall not be liable for the acts of any person appointed under paragraphs (a) and (e) of this Section 8.1 pursuant to Authorized Instructions.

8.2	Proxies.
The Trustee shall submit or cause to be submitted to the Administrator or such Investment Manager, as designated by the Administrator pursuant to Authorized Instructions, or, in the absence of Authorized Instructions, to the person or entity charged with the investment responsibility for the asset to which the communication relates, as the case may be, for appropriate action any and all proxies, proxy statements, notices, requests, advice or other communications actually received by the Trustee (or its nominees) as the record owner of Securities or other Property forming part of the Fund. Notwithstanding the foregoing, the Trustee shall be under no duty to investigate, participate in or take affirmative action concerning attendance at meetings, voting, subscription, conversion or other rights attaching to or derived

Appendix “B”

from Securities or other Property comprising the Fund or concerning any merger, consolidation, reorganization, receivership, bankruptcy or insolvency proceedings, compromise or arrangement or the deposit of any Securities or other Property in connection therewith or otherwise, except in accordance with Authorized Instructions, and upon such indemnity and provision for fees and expenses as the Trustee may reasonably require.

SECTION 9
DIRECTED POWERS

9.1	Directed Powers.
In addition to the powers enumerated in Section 8.1, the Trustee shall have and exercise the following powers and authority in the administration of the Fund, only upon Authorized Instructions:

a)
Purchase and Sale of Property. Purchase and sell and engage in other transactions, including receipts and deliveries, exchanges, exercises, conversions, subscriptions, and other voluntary corporate actions, with respect to Securities or other Property, whether income producing or not.

b)
Exercise of Owner's Rights. Vote upon any Securities or other Property; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights, or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to all Securities or other Property held as part of the Fund provided that the Trustee shall not be required to take any such actions until it has first been indemnified, as applicable, by the Administrator to its reasonable satisfaction against any fees and expenses or liabilities which it may incur as a result thereof.

c)
Lending. After the Administrator and the Trustee and/or one of its Affiliates have executed an agreement with respect thereto, enter into securities lending agreements on behalf of the Fund in accordance with the agreement.

d)
Derivatives. Purchase, hold, issue, exchange or write derivative products, including without limitation, options and enter into derivative contracts and transactions, including without limitation futures contracts and take any and all actions, including the appointment of agents, necessary to enter into and settle transactions in futures and/or options contracts, short‑selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments, products or transactions and execute any documents as directed pursuant to Authorized Instructions to give effect to the foregoing including sub‑custodial agreements with broker/dealers to hold collateral. Nothing herein shall prevent the Trustee from investing in offsetting positions in options and future contracts.

Appendix “B”

e)	Cash Deposits. Deposit cash in interest bearing accounts in the deposit department of the Trustee, or any banking Affiliate of the Trustee.

f)
Mortgages. Renew or extend or participate in the renewal or extension of any mortgage, amend the rate of interest on any mortgage or agree to any other modification or change in the terms of any mortgage or of any guarantee pertaining thereto, waive any default whether in the performance of any covenant or condition of any mortgage, or in the performance of any guarantee, or enforce any rights in respect of any such default; exercise and enforce any and all rights of foreclosure, bid on property for sale or foreclosure, take a conveyance in lieu of foreclosure with or without paying consideration therefore and in connection therewith release the obligation on the covenant secured by such mortgage and exercise and enforce in any action, suit, or proceeding at law or in equity any rights or remedies in respect of any such mortgage or guarantee.

g)	Pooled Funds. Invest in any pooled or common investment fund, including a pooled or common investment fund maintained by the Trustee or any of its Affiliates.

h)	Real Estate. Invest in Real Estate and exercise such other powers as may be required in connection with the Fund's investments in Real Estate.

i)
Nominate Directors. Nominate members of the boards of directors of corporations, and appoint representatives or trustees in connection with investments of the Fund whenever or wherever such right of nomination or appointment is available.

j)	Insurance Contracts. Enter into an insurance contract or contracts for the purpose of funding the benefits under the Arrangement in whole or in part.

k)
Dealing with Claims. Settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Fund and commence or defend suits or legal or administrative proceedings and represent the Fund in all suits and legal and administrative proceedings in any court or before any other body or tribunal as the Trustee shall deem necessary to protect the Fund provided that the Trustee shall not be obligated to do so until it has first been indemnified by the Administrator to its reasonable satisfaction against any fees and expenses or liabilities which it may incur as a result thereof.

Appendix “B”

9.2	Contractual Income.
The Trustee shall credit the Fund with income and maturity proceeds on Securities or other Property on contractual payment date net of any taxes or upon actual receipt as agreed between the Administrator and the Trustee. To the extent the Administrator and the Trustee have agreed to credit income on contractual payment date, the Trustee may reverse such accounting entries with back value to the contractual payment date if the Trustee reasonably believes that such amount shall not be received by it.

9.3	Contractual Settlement.
The Trustee shall attend to the settlement of Securities or other Property transactions on the basis of either contractual settlement day accounting or actual settlement day accounting as agreed between the Administrator and the Trustee. To the extent the Administrator and the Trustee have agreed to settle certain Securities or other Property transactions on the basis of contractual settlement date accounting, the Trustee shall be entitled to reverse with back value to the contractual settlement day any entry relating to such contractual settlement where the related transaction remains unsettled in accordance with established procedures.

9.4	Real Estate Acquisitions.
Notwithstanding Section 9.1(h), the Administrator shall give the Trustee at least fourteen (14) Business Days’ prior notice of any acquisition of Real Estate. Authorized Instructions for the acquisition of Real Estate shall be accompanied by sufficient written material to describe the Real Estate, the nature of the activities carried out on such Real Estate and shall include a phase 1 environmental assessment of such Real Estate.

The Authorized Instructions shall instruct the Trustee to acquire any Real Estate, other than a mortgage, only through a special purpose Administrator, or other entity which limits the liability of the Trustee to the investment by the Fund in the entity, of which the Trustee, in its capacity as Trustee of the Fund, shall be an investor and in respect of which the Trustee shall not be required to provide nominees as directors or officers. The Administrator shall be solely responsible for the establishment and ongoing maintenance of any such special purpose Administrator or other entity and for all tax and other filings with respect thereto.

The Administrator shall comply with the preceding requirements of this Section 9.4 before foreclosing or otherwise taking title to property which is subject to a mortgage in favour of the Trustee, as if the property were a new investment by the Trustee.

9.5	Settlement of Transactions.
Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Administrator acknowledges that this may, in certain circumstances, require the delivery of cash or Securities (or other Property) without the concurrent receipt of Securities (or other Property) or cash and, in such circumstances, the Administrator shall have sole responsibility for non‑delivery (or late delivery) of Securities or other Property, or for non‑receipt of payment (or late payment) by the counterparty.

Appendix “B”

SECTION 10
OVERDRAFTS

10.1	Overdrafts
If an Authorized Instruction would create a debt owing, overdraft or short position in a portion of the Fund (an “Overdraft”), then the Trustee is authorized to, but not obliged to, act on the Authorized Instructions provided, however, that, if the Trustee so acts, and the Fund fails to repay or redeliver on demand any cash or Securities advanced by or through the Trustee or its Affiliates, the Trustee shall be entitled to apply any cash held in the Fund against any amount owing under this Section 10 and/or dispose of any assets of the Companies or the Fund and to apply any proceeds of such disposal to the payment of any amount due from the Companies or the Fund to the Trustee or its Affiliates against any amount owing under this section. The Trustee shall have a security interest in the Fund in an amount not to exceed the amount of the Overdraft.

Interest on any Overdraft in a Canadian dollar account shall be calculated on the daily balance of the amount owing (before and after demand, default and judgment) at a rate established by the Trustee or an Affiliate as applicable as determined from time to time, subject to such minimum charges as declared from time to time, with interest on overdue interest at the same rate. Interest is payable monthly and shall form part of the Overdraft. Charges on certain foreign currency accounts shall be established by the relevant sub‑custodian from time to time using the rates or charges applicable to the relevant foreign market.

10.2	Spot or Forward Contracts.
For the purpose of setting off cash balances of the Fund against Overdrafts outstanding under this Section 10, the Trustee is authorized to enter into spot or forward foreign exchange contracts, as principal or agent, with or for the Administrator or the Fund.

SECTION 11
TAX OBLIGATIONS

11.1	Tax Obligations.
The Trustee shall prepare and file or issue on a timely basis all income tax returns and forms which, by virtue of the Tax Act, a trustee of a retirement compensation arrangement is required to file or issue and, if requested by the Administrator and upon such terms as the Trustee may agree to, such other returns and forms as may be required under Applicable Laws. The Trustee shall make such elections as the Tax Act permits trusts governed by retirement compensation arrangements to make only pursuant to Authorized Instructions of the Administrator. Where a tax return or form is required to be filed or issued or tax is payable as a result of any action of a Company or the Administrator, an employee or former employee of the Company or Administrator, or an Investment Manager, the Company or Administrator, as the case may be, shall inform the Trustee by means of Authorized Instructions that such return or form must be filed or issued or that such tax is payable. To the extent the Trustee is responsible under any Applicable Law for any Tax Obligation and the Trustee does not have the necessary information for the performance of its obligations hereunder, the Administrator shall cause an Authorized Party to provide the Trustee with all information required by the Trustee in respect of such Tax

Appendix “B”

Obligations. The Trustee shall not be required to prepare, file or issue any return or form unless it has the information necessary to prepare, file or issue such return or form.

The Trustee shall use reasonable efforts, based upon available information, to assist the Authorized Party, to the extent the Authorized Party has necessary information, with respect to any Tax Obligations imposed on the Fund, both domestic and international. The Trustee shall have no responsibility or liability for and shall be indemnified and held harmless by the Administrator for any assistance provided to the Authorized Party and for any Tax Obligations now or hereafter imposed on a Company or the Administrator or the Fund or the Trustee in respect of the Fund by any taxing authorities, domestic or international.

SECTION 12
REPORTING AND RECORDKEEPING

12.1	Accounts and Records.
The Trustee shall keep records with respect to the Fund and such records as directly relate to the Fund shall be open to inspection during reasonable business hours by persons duly authorized by the Administrator provided that prior written notice is given to the Trustee and the Trustee may require that such inspection be conducted in the presence of a representative of the Trustee. To the extent the Trustee is legally obligated to permit any persons other than those authorized by the Administrator to have such access, the Administrator agrees, upon notice from the Trustee, that the Trustee shall provide such persons with access to such records. No persons other than those authorized by the Administrator or those otherwise entitled thereto by Applicable Laws shall have the right to demand or be entitled to any accounting from the Trustee. Except as required by Applicable Laws, no person, except by and through the Administrator may require an accounting or bring any action against the Trustee with respect thereto.

12.2	Reports.
The Trustee shall furnish to the Administrator within ninety (90) days following the close of each Valuation Year or such other period as may be agreed upon between the Trustee and the Administrator, and within ninety (90) days after the removal or resignation of the Trustee or termination of the Fund, a written statement of account setting forth all investments, receipts, disbursements and other transactions effected by it during such period.

12.3	Review of Reports.
If, within eighteen (18) months after the Trustee sends to the Administrator a statement with respect to the Fund, the Administrator has not given the Trustee written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Trustee shall not be liable for any matters contained in such statement.

12.4	Non‑Fund Assets.
The duties of the Trustee shall be limited to the Property held in the Fund, and the Trustee shall have no duties or obligations with respect to property held by any other person including, without limitation, any other trustee or funding agent for the Arrangement. The Administrator hereby agrees that the Trustee shall not serve as, and shall not be deemed to be, a co‑trustee under any circumstances.

Appendix “B”

SECTION 13
FORCE MAJEURE

13.1	Force Majeure.
Notwithstanding anything in this Agreement to the contrary contained herein, the Trustee shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Fund resulting from any event beyond the reasonable control of the Trustee, its agents or subcustodians. This Section shall survive the termination of this Agreement.

SECTION 14
COMPENSATION AND EXPENSES

14.1	Fees and Expenses.
The Administrator shall pay to the Trustee for all services under this Agreement the fees as agreed from time to time in writing by the Trustee and the Administrator. The Administrator also agrees to pay all reasonable expenses incurred by the Trustee or its agents in the discharge of their duties under this Agreement.

14.2	Right to Fees and Expenses.
The Trustee is authorized to charge for and collect from the Fund any and all fees and expenses in connection with services provided hereunder or other amounts owing to the Trustee hereunder, unless such fees and expenses are paid directly by the Administrator (including any amount previously paid to the Administrator and for which the Trustee does not receive final payment from the issuer of a Security, and any amounts paid or expenses incurred by the Trustee to settle Securities transactions).

SECTION 15
RESPONSIBILITIES OF THE TRUSTEE

15.1	Reliance on Authorized Instructions.
The Trustee shall be fully protected and is hereby indemnified and held harmless by the Administrator, to the extent not paid by the Fund, in relying and acting upon an Authorized Instruction which it reasonably believes to have been given by an Authorized Party, provided that it has implemented such Authorized Instructions in accordance with the standard of care described in section 16.1, or in failing to act in the absence thereof and shall be under no liability for any application or any actions in respect of the Fund made by it pursuant to such Authorized Instructions and shall not be under any duty of making enquiries with respect to whether any application or any actions in respect of the Fund as directed complies with the terms of the Arrangement or Applicable Laws.

Appendix “B”

15.2	Investment.
The Trustee shall not be responsible for any loss or diminution of the Fund resulting from the making, retention or sale of any investment or reinvestment made by it in accordance with the Authorized Instructions of the Investment Manager, or the Administrator if no Investment Manager has been appointed, or as herein provided.

15.3	Arrangement Administration.
The Trustee shall have no duty or responsibility with respect to administration of the Arrangement and shall not be responsible for the determination of the accuracy or sufficiency of, or the collection from a Company of, or any contribution to the Fund or the compliance of the same with Applicable Laws or for the sufficiency of the Fund or of any Letter of Credit to meet and discharge any payments and liabilities under the Arrangement. The Administrator shall have the exclusive right and obligation to determine the rights of any person to participate in the benefits from the Fund under the terms of the Arrangement. The Administrator shall be responsible for ensuring that no Authorized Instructions or other directions given to the Trustee shall require the Trustee to use or divert any part of the Fund for purposes other than those which are in accordance with the terms of the Arrangement.

15.4	Real Estate Indemnity.
The Trustee shall have no responsibility or discretion with respect to the ownership, management, administration, operation, care or control of any Real Estate. The Trustee is hereby indemnified by the Administrator, to the extent not paid by the Fund, from all claims, liabilities, losses, damages, and expenses, including reasonable legal and expert's fees and expenses, arising from or in connection with any matter relating to: (i)  any violation of any applicable environmental or health or safety law, ordinance, regulation or ruling; or (ii)  the presence, use, generation, storage, release, threatened release, or containment, treatment or disposal of any petroleum, including crude oil or any fraction thereof, hazardous substances, pollutants or contaminants or hazardous, toxic or dangerous substances or materials as any of these terms may be defined under any law in the broadest sense from time to time.

15.5	Reliance on Advisors.
The Trustee shall be permitted to rely upon and shall not be liable for actions taken or omitted to be taken on the advice or information of any counsel, advisors, experts, agents or others employed as herein provided (the “Advisors”), provided that the Trustee has selected such Advisors in accordance with the standard of care described in section 16.1.

15.6	Prior Trustees.
The Trustee shall have no duties, responsibilities or liability with respect to the acts or omissions of any prior trustee, or other funding agent or custodian, or their agents.

15.7	Survival.
The provisions of this Section 15 shall survive the termination of this Agreement and the Fund.

Appendix “B”

SECTION 16
INDEMNIFICATION

16.1	Standard of Care.
Except as otherwise provided in any other general or particular provision of this Agreement, in performing its obligations and duties hereunder, the Trustee shall, in carrying out its obligations under this Agreement, act honestly, in good faith and in the best interest of the Fund and, in connection therewith, exercise the care, diligence and skill that a reasonably prudent financial institution acting in like capacity would exercise in similar circumstances; and further provided that the Trustee shall not be responsible or liable for any losses or damages suffered by the Fund arising as a result of the insolvency of any sub‑custodian, except to the extent the Trustee did not comply with the above standard of care in the selection or continued retention of such sub‑custodian.

16.2	Indemnification.
The Trustee and its respective officers, directors, employees and agents (the “Indemnified Parties”) are hereby indemnified and held harmless by the Companies, to the extent not paid by the Fund, from any and all taxes, claims, liabilities, damages, costs and expenses of any kind, including reasonable legal and expert's fees and expenses (but excluding consequential losses) arising out of the performance of its or their obligations, as applicable, under this Agreement, except as a result of a breach of the standard of care set forth in Section 16.1.

The Trustee hereby indemnifies and holds harmless the Fund and the Companies from any and all claims, liabilities, damages, costs and expenses of any kind, including reasonable legal and expert's fees and expenses (but excluding consequential losses) arising out of a breach of the standard of care set out in Section 16.1.

The indemnifications set out in this Section 16 shall survive the termination of this Agreement and the Fund.

Appendix “B”

SECTION 17
AMENDMENT, TERMINATION, RESIGNATION, REMOVAL

17.1	Amendment.
No provision of this Agreement shall be deemed waived, amended or modified by any party unless such waiver, amendment or modification is in writing and signed by the parties hereto and unless, in the reasonable opinion of counsel to the Trustee, the amendment does not reduce or impair the rights of any Beneficiary, Eligible Member or person claiming in respect of a deceased Eligible Member under the Arrangement, including any contingent right that has yet to vest in the Eligible Member or person on the date of the amendment, and such amendment does not reduce or impair the effectiveness of the security provided or to be provided under the Arrangement.

17.2	Removal or Resignation of Trustee.
The Trustee may be removed with respect to all or part of the Fund upon receipt of sixty (60) days' written notice (unless a shorter or longer period is agreed to between the parties hereto) from the Administrator. The Trustee may resign upon ninety (90) days' written notice (unless a shorter or longer period is agreed to between the parties hereto) delivered to the Administrator. In the event of the removal or resignation of the Trustee, a successor trustee or other funding agent permitted under Applicable Laws shall be appointed by the Administrator and shall have the same powers and duties as those conferred upon the Trustee by this Agreement and the retiring Trustee shall transfer the Fund, less such amounts as may be reasonable and necessary to cover its compensation, expenses and any other amount owing hereunder in accordance with Section 14.2. In the event the Administrator fails to appoint a successor trustee within thirty (30) days of receipt of the written notice of resignation, such failure shall constitute an Event of Default and the provisions of Section 4.4 shall apply.

17.3	Termination of the Fund.
The Administrator may terminate the Fund by providing ninety (90) days’ prior written notice to the Trustee. Such notice of Termination shall constitute an Event of Default and the provisions of Section 4.4 shall apply.

17.4	Binding on Successor Companies.
Any entity resulting from any merger or consolidation to which either of the Companies may be a party or which succeeds to the business of either of the Companies, or to which substantially all the assets of either of the Companies may be transferred and which becomes party to the Arrangement while the Company continues as a party to this Agreement, shall be the successor to such Company hereunder without any further act or formality with like effect as if such successor entity had originally been named as a Company herein.

Appendix “B”

17.5	Successor Trustee.
Notwithstanding Section 17.6, the Trustee may assign this Agreement in its entirety, or the Trustee in its capacity only as trustee or custodian may assign only the provisions of the Agreement applicable to the trustee or the custodian, as the case may be, without the consent of the Administrator to any entity which directly or indirectly controls, or is controlled by, or is under common control with the Trustee. Any corporation which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all of the business relevant to this Agreement of the Trustee, as either or both the trustee or the custodian, or to which substantially all of the assets relevant to this Agreement of the Trustee, as either or both the trustee or the custodian, may be transferred, shall be the successor to the Trustee as the trustee or the custodian, as the case may be, hereunder, without any further act or formality with like effect as if such successor trustee or custodian had originally been named as the trustee or custodian herein. The Trustee shall provide notice to the Companies of any assignment pursuant to this Section 17.5

17.6	No Assignment.
Except as provided in Sections 17.4 and 17.5, neither party may assign this Agreement without the prior written consent of the other party hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Appendix “B”

SECTION 18
NOTICE

18.1	Notice to a Company.
Any notice, demand or other communication (other than an Authorized Instruction) under this Agreement to a Company shall be in writing addressed to the Company as follows:

AbiBow Canada Inc.
c/o

Attention:
Facsimile:

AbitibiBowater Inc.
c/o

Attention:
Facsimile:

18.2	Notices to Trustee.
Any notice, demand or other communication (other than an Authorized Instruction) under this Agreement to the Trustee shall be in writing addressed to the Trustee as follows:

c/o CIBC Mellon Global Securities Services Company
320 Bay Street
P.O. Box 1
Toronto, Ontario
M5H 4A6

Attention:	Senior Vice President, Client Relationship Management
Facsimile:    (416) 643-6360

18.3	Delivery.
Notices, demands or other communications given pursuant to this Section 18 may be sent by personal delivery (including courier) during business hours or may be sent by ordinary mail or by facsimile. Such notice shall be deemed to have been delivered at the time of personal delivery, or on the fifth (5th) Business Day following the day of mailing (unless delivery by mail is likely to be delayed by strike or slowdown of postal workers, in which case it shall be deemed to have been given when it would be delivered in the ordinary course of the mail allowing for such strike or slowdown), or if sent by facsimile, on the day of receipt if sent before 5 p.m. (local time of the recipient) on a Business Day or on the next Business Day if sent after 5 p.m. or not on a Business Day. Any party may change its address by giving notice to the other party in the manner set forth in this Section.

Appendix “B”

SECTION 19
MISCELLANEOUS

19.1	Representation.
Each party represents that it has the power and authority to enter into and perform its obligations under this Agreement, that the person or persons signing this Agreement on behalf of the named party are properly authorized and empowered to sign it and that the Agreement is valid and binding on the party and enforceable against the party in accordance with its terms.

19.2	Residency.
Each Company represents that it is a resident of Canada within the meaning of the Tax Act.

19.3	Entire Agreement.
This Agreement shall constitute the entire agreement between the parties as of the date hereof with respect to all matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or promises whatsoever not incorporated herein or made by a party hereto.

19.4	Invalidity/Unenforceability.
If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

19.5	Necessary Parties.
The Trustee reserves the right to seek a judicial or administrative determination as to its proper course of action under this Agreement. The Beneficiaries named in the list of Beneficiaries last provided to the Trustee in accordance with Section 4.5 shall be provided with notice of any application to the courts for an interpretation of this Agreement.

19.6	No Third Party Beneficiaries.
The provisions of this Agreement are intended to benefit only the parties hereto and their respective successors and assigns. No person entitled to benefits under the Arrangement shall have any claim against the Trustee except by or through a Company.

19.7	Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

19.8	Governing Law.
This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and any actions, proceedings or claims relating to the Fund shall be commenced in the courts of the Province of Ontario.

[the balance of this page left intentionally blank.]

Appendix “B”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above by their duly authorized officers.

CIBC MELLON TRUST COMPANY	ABIBOW CANADA INC.

By:             By:
Name:        Name:
Title:        Title:

By:             By:
Name:        Name:
Title:        Title:

ABITIBIBOWATER INC.

By:
Name:
Title:

By:
Name:
Title:

Appendix “B”

TABLE OF CONTENTS
SECTION 1    12
INTERPRETATION    12

1.1	Definitions. 12

1.2	Interpretation. 18

1.3	Liability of Companies 18
SECTION 2    19
ESTABLISHMENT AND ACCEPTANCE OF TRUST FUND; APPOINTMENT OF TRUSTEE AND CUSTODIAN    19

2.1	Appointment of Trustee and Custodian and Acceptance of Trust Fund. 19

2.2	Tax on Contributions. 19
SECTION 3    19
ACTUARIAL REPORT AND LETTER OF CREDIT    19

3.1	Actuarial Reports. 19

3.2	Payment of Initial Fee. 19

3.3	Issuance of Initial Letter of Credit. 20

3.4	Payment of Renewal Fee. 20

3.5	Renewal of Letter of Credit and Increase in Face Amount 20

3.6	Replacement Letter of Credit. 20

3.7	Additional Contributions. 21

3.8	Requirements for Letter of Credit. 21
SECTION 4    22
EVENTS OF DEFAULT    22

4.1	Meaning of Event of Default. 22

4.2	Occurrence of Partial Event of Default under Section 4.1 a). 24

4.3	Occurrence of Partial Event of Default under Section 4.1 b). 24

4.4	Occurrence of Full Event of Default under Section 4.1 c) through j). 25

4.5	Reduction of Face Amount of Letter of Credit 25

4.6	List of Beneficiaries. 26

4.7	Curing Full Events of Default 26
SECTION 5    27
INSTRUCTIONS    27

5.1	Authorized Parties. 27

5.2	Authorized Instructions. 27

5.3	Errors, Omissions in Authorized Instructions. 27

5.4	No Duty. 28
SECTION 6    28
PAYMENTS FROM THE TRUST FUND    28

6.1	Payments from the Fund. 28

Appendix “B”

6.2	Payments of Taxes and Expenses. 28
SECTION 7    29
INVESTMENT    29

7.1	Investment of the Fund. 29

7.2	Investment Managers. 29

7.3	Investment Monitoring. 29

7.4	Fund to be Segregated. 29

7.5	Cash Balances. 29
SECTION 8    30
CONCERNING THE TRUSTEE    30

8.1	General Powers and Duties. 30

8.2	Proxies. 31
SECTION 9    32
DIRECTED POWERS    32

9.1	Directed Powers. 32

9.2	Contractual Income. 34

9.3	Contractual Settlement. 34

9.4	Real Estate Acquisitions. 34

9.5	Settlement of Transactions. 34
SECTION 10    35
OVERDRAFTS    35

10.1	Overdrafts 35

10.2	Spot or Forward Contracts. 35
SECTION 11    35
TAX OBLIGATIONS    35

11.1	Tax Obligations. 35
SECTION 12    36
REPORTING AND RECORDKEEPING    36

12.1	Accounts and Records. 36

12.2	Reports. 36

12.3	Review of Reports. 36

12.4	Non‑Fund Assets. 36
SECTION 13    37
FORCE MAJEURE    37

13.1	Force Majeure. 37
SECTION 14    37
COMPENSATION AND EXPENSES    37

Appendix “B”

14.1	Fees and Expenses. 37

14.2	Right to Fees and Expenses. 37
SECTION 15    37
RESPONSIBILITIES OF THE TRUSTEE    37

15.1	Reliance on Authorized Instructions. 37

15.2	Investment. 38

15.3	Arrangement Administration. 38

15.4	Real Estate Indemnity. 38

15.5	Reliance on Advisors. 38

15.6	Prior Trustees. 38

15.7	Survival. 38
SECTION 16    39
INDEMNIFICATION    39

16.1	Standard of Care. 39

16.2	Indemnification. 39
SECTION 17    40
AMENDMENT, TERMINATION, RESIGNATION, REMOVAL    40

17.1	Amendment. 40

17.2	Removal or Resignation of Trustee. 40

17.3	Termination of the Fund. 40

17.4	Binding on Successor Companies. 40

17.5	Successor Trustee. 41

17.6	No Assignment. 41
SECTION 18    42
NOTICE    42

18.1	Notice to a Company. 42

18.2	Notices to Trustee. 42

18.3	Delivery. 42
SECTION 19    43
MISCELLANEOUS    43

19.1	Representation. 43

19.2	Residency. 43

19.3	Entire Agreement. 43

19.4	Invalidity/Unenforceability. 43

19.5	Necessary Parties. 43

19.6	No Third Party Beneficiaries. 43

19.7	Execution in Counterparts. 43

19.8	Governing Law. 43

Appendix “C”

Actuarial Methods and Assumptions

The purpose of this Appendix C is to describe the actuarial methods and assumptions to be retained by the Actuary in calculating the actuarial present value of benefits.

Cut-Off Date
In this Appendix “C”, the Cut-Off Date, with respect to a Valuation Year that commences in a particular calendar year, means February 1 of that particular calendar year.

Actuarial Methods
The actuarial present value of benefits shall be established on a plan wind-up basis by assuming that the Companies’ registered pension plans are wound-up simultaneously with a solvency ratio of exactly 100%, with the liabilities under those plans being discharged by the payment of lump sum amounts.

Actuarial Assumptions
Unless stipulated otherwise below, the actuarial present value of benefits shall be calculated in accordance with the assumptions described in Section 3500 – Pension Commuted Values of the Canadian Institute of Actuaries’ Standards of Practice or any other CIA standards that may come into effect from time to time (“CIA Standards”). The calculations required for the purposes of an Actuarial Report for a Valuation Year shall be made in accordance with the Actuarial Standards in effect as of the Cut-off Date for that Valuation Year, based on facts and assumptions as of the Cut-Off Date. In applying the CIA Standards, it shall be assumed that the benefits to be secured (the “Secured Benefits”) are payable from a Québec Registered Pension Plan and that the participants are all Québec participants.

Interest Rates
The interest rates used in an actuarial report for a Valuation Year shall be equal to the rates described under the CIA Standards for the calculation of the transfer value of non indexed pensions as of the Cut-off Date for the Valuation Year.

Indexation
For Secured Benefits that are decreased annually by the amount of automatic indexation granted under a registered pension plan of a Company, the indexation rate used in an actuarial report for a Valuation Year to determine the value of the Secured Benefits shall be the implicit inflation rate determined in accordance with the CIA Standards for the calculation of the transfer value of fully indexed pensions as of the Cut-off Date for the Valuation Year.

Appendix “C”

Income Tax Act Maximum
The indexation rate of the maximum benefits allowable under the registered pension plans of the Companies at the beginning of a Valuation Year shall be indexed by the implicit inflation rate determined in accordance with the CIA Standards for the calculation of the transfer value of fully indexed pensions as of the Cut-off Date for the Valuation Year plus 1%.

YMPE
As the YMPE is used for the determination of some benefits under the registered pension plans of the Companies, the indexation rate of the YMPE of the beginning of a Valuation Year shall be the implicit inflation rate determined in accordance with the CIA Standards for the calculation of the transfer value of fully indexed pensions as of the Cut-off Date for the Valuation Year plus 1%.

Earnings / Salary / Bonus
As benefits from the registered pension plans of the Companies are based on pensionable earnings, it shall be assumed that the salary rate in effect at the Cut-off Date for a Valuation Year shall not be increased for the determination of benefits at the end of the Valuation Year.

As bonuses are included in the pensionable earnings used to determine the benefits from the registered pension plans of the Companies, it shall be assumed that the target bonus for a calendar year shall be paid before the end of March of the following year.

Defined Contribution Account Balance
Whenever a defined contribution account balance under a registered pension plan of a Company is taken into account for the determination of benefits under the Plan, the account balance as of December 31 immediately preceding the beginning of a Valuation Year shall be used in the actuarial report for the Valuation Year. No interest shall be credited on that account balance for the period of the Valuation Year.

Actuarial Equivalent
If any benefits must be determined by actuarial equivalence in an Actuarial Report for a Valuation Year, then the assumptions described under the CIA Standards for the calculation of the transfer value of non indexed pensions as of the Cut-off Date for the Valuation Year shall be used.

Marital Status
For an Eligible Member in receipt of a monthly pension, his or her actual marital status and the date of birth of his or her spouse shall be used. For an Eligible Member not in receipt of a monthly pension, it shall be assumed that, at retirement, the Eligible Member will have a spouse and the female spouse will be three years younger than the male spouse.

Appendix “C”

Retirement/Termination of employment

a)    Eligible Members
For an Eligible Member aged 55 at the beginning of a Valuation Year not in receipt of a monthly pension at the Cut-Off Date for the Valuation Year, it shall be assumed that the participant retires immediately at the beginning of the Valuation Year covered by the actuarial report. For an Eligible Member who is not age 55 at the beginning of a Valuation Year but who will attain age 55 before October 1 of the Valuation Year, the benefits shall be determined on the first day of the month coinciding with or next following the attainment of age 55 and discounted back to the beginning of the Valuation Year. For an Eligible Member who is not age 55 at the beginning of a Valuation Year but who will attain age 55 on or after October 1 of the Valuation Year but on or before March 31 of the Valuation Year, the benefits shall be determined on the first of the month coinciding with or next following the attainment of age 55 and discounted back to that October 1.

For the determination of the actuarial present value of benefits at the end of a Valuation Year, it shall be assumed that Eligible Members aged 55 not in receipt of a monthly pension payment at the Cut-Off Date for the Valuation Year, shall retire at the end of the Valuation Year.

For an Eligible Member in receipt of a monthly pension at the beginning of a Valuation Year, the actual pension amount at the beginning of a Valuation Year and the expected pension amount at the end of the Valuation Year, shall be valued. Should such an Eligible Member die, the benefits still being paid shall be valued for the person claiming in respect of such Eligible Member.

If an Eligible Member would have been in receipt of a monthly pension had there not been any administrative delays, such an Eligible Member will be considered as being in receipt of a monthly pension.

b)    Vested Survivors
For a Vested Survivor of an Eligible Member who would have attained age 55 at the beginning of a Valuation Year, the pension amount payable to the Vested Survivor at the beginning of the Valuation Year and the expected pension amount payable to the Vested Survivor at the end of the Valuation Year, shall be valued.

For a Vested Survivor of an Eligible Member who would have attained age 55 during a Valuation Year, the benefits to be valued shall be determined based on the pension amount payable to the Vested Survivor on the first of the month coinciding with or next following the date the Eligible Member would have attained age 55, and discounted back to the beginning of the Valuation Year, or October 1 of the Valuation Year, depending on when the Eligible Member’s date of birth would have been.

Appendix “C”

Mortality
Mortality rates used in an Actuarial Report for a Valuation Year shall only apply after retirement and shall be in accordance with the CIA Standards as of the Cut-off Date for the Valuation Year. In particular the mortality rates shall be on a sex distinct basis.

Margins
No margins will be included in the actuarial assumptions.

Tax adjustment
No adjustments shall be made to the assumptions to take into account the tax characteristics of a retirement compensation arrangement under the Income Tax Act (Canada).

Wind-up expenses
A provision will be made to estimate the total expenses that would be expected to be incurred in terminating the RCA Trust. The estimate of the wind-up expenses shall be established by assuming that the liquidation of the RCA Trust will not be contested.

Known Events
Despite the foregoing, facts and events known as of the Cut-off Date for a Valuation Year shall be considered in calculating the actuarial present value of benefits for the Valuation Year. Exceptionally, for the first Valuation Year, facts and events known on May 15, 2011 shall be considered in calculating the actuarial present value of benefits for that first Valuation Year.

Appendix “D”

Full Corporate Liability

The Full Corporate Liability is given by the following equation and measures the Plan benefits provided to:

(a)	Eligible Members who have attained age 55 as of April 1 and Eligible Members who will attain age 55 no later than September 30 (“qualifying Eligible Members”);

(b)	individuals who, as of April 1, are entitled to benefits under the Plans in respect of Vested Members who died before April 1 (“qualifying beneficiaries);

(c)	individuals who are Vested Survivors as of April 1 and individuals who will become Vested Survivors no later than September 30 (“qualifying individuals”):

Full CorporateLiability = A + B - (C + D);
where

“A” is the amount determined by:

1.
calculating the greater of the actuarial present value of the benefits of a qualifying Eligible Member as of April 1 and the actuarial present value of the benefits of the qualifying Eligible Member as of March 31 of the following calendar year;

2.	aggregating all amounts determined under item 1;

3.
calculating the greater of the actuarial value of the benefits of a qualifying individual or a qualifying beneficiary as of April 1 and the actuarial present value of the benefits of the qualifying individual or qualifying beneficiary as of March 31 of the following calendar year; and

4.	aggregating all amounts determined under item 3.

“B” is the estimated value of any expenses required to terminate the RCA Trust;

“C” is the value of any property held in the RCA Trust (other than the Letter of Credit) and other than the right to claim any Refundable Tax in respect of the RCA Trust;

“D” is the balance, if any, of the Refundable Tax account in respect of the RCA Trust.